Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

TUCOWS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rules 457(c) and 457(h)	150,000	$22.86	$3,429,000	0.00011020	$377.88
Total Offering Amount							$3,429,000
Total Fee Offsets							N/A
Net Fee Due							$377.88

(1)

The shares of Common Stock, no par value (the “Common Stock”), of Tucows Inc. (the “Company”) being registered related to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of the Tucows (Delaware) Inc. 401(k) Plan (the "U.S. Plan") and The Deferred Profit Sharing Plan for Employees of Tucows.com Co. (the "Canadian Plan") (together, the “Plans”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of the average of the high and low sales prices for a share of Common Stock of the Company as reported on the NASDAQ Capital Market on May 3, 2023.